                                                                   EXHIBIT 10.15

[LOGO OF INTERLINK]


                                       October 28, 1992


Mr. Charles W. Jepson
21090 Chiquita Way
Saratoga, California 95070

Dear Chuck:

       On behalf of the Board of Directors of Interlink Computer Sciences, Inc., I am pleased to offer you the position of President and Chief Executive Officer of the Company, and a member of its Board. As you are aware, the financing closed on October 20 and therefore your full-time employment at Interlink is effective October 21, 1992. Your salary in this position will be $12,500 per month, payable semi-monthly.

       As was stated in my letter to you dated May 14, 1992, you will be granted an option to purchase 285,015 shares of Common Stock. The option price will be $0.35 per share. These options will have a four-year vesting period and will vest 1/48th per month. The vesting of these options will start June 1, 1992. You will also be granted options to purchase another 57,000 shares pending an agreed upon set of milestones that must be achieved, as outlined by the Board.

       You will also participate in the Company executive bonus program.

       Your employment at Interlink is on an at-will basis and you may be terminated at any time, either with or without cause. In the event of such a termination, you will receive a severance package equal to six months base salary.

       As a full-time, salaried employee of Interlink, you and your dependents will be eligible for a full range of benefits including Company paid life, health, dental and vision insurances.

       Because Interlink's proprietary and confidential information are among the Company's most important assets, we must ask, as a condition of your employment with Interlink, that you sign the attached Non-Disclosure Agreement. As an employee you will also be asked to complete an I-9 form which is required for employment by the Immigration & Naturalization Service.

       On behalf of the board and the employees of Interlink, I want to welcome you aboard and we look forward to building the Company as a team.

Mr. Charles W. Jepson                                                  Page Two
October 28, 1992


        Please indicate your acceptance of this offer by signing in the space below and returning a copy of this letter to me.

                                           Very truly yours,

                                           /s/ Thomas H. Bredt

                                           Thomas H. Bredt

Enclosure

Accepted:

/s/ Charles W. Jepson
- ----------------------------------
Charles W. Jepson


11/3/92
- ----------------------------------
Date

[LOGO OF INTERLINK]

January 6, 1993

Ms. Gloria Purdy
669 Waverly
Palo Alto, CA 94301

Dear Gloria:

It gives me great pleasure to offer you the position of Chief Financial Officer and Vice President of Finance and an officer of Interlink Computer Sciences, Inc. reporting to me. Your monthly salary will be $10,833 and we would like you to begin work on February 1, 1993 or sooner.

We are still waiting for final approval from the State of California on our Stock Option Program. Assuming the plan is approved as submitted, as an employee of Interlink you will be granted a stock option on 60,000 shares of the company's stock. Your option price will be $0.35 per share. This option will vest monthly over 48 months starting with your hire date.

As a full-time, salaried employee of Interlink, you will be eligible for a full range of benefits including Company paid life, health, dental and vision insurances.

Because Interlink's proprietary and confidential information are among the Company's most important assets, we must ask, as a condition of your employment with Interlink, that you sign the enclosed Non-Disclosure Agreement and return it along with a signed copy of this letter to me as soon as possible. Also attached is an I-9 form. Please complete section 1 and bring it as well as the appropriate documents as listed in Section 2 with you on your first day of work.
Section 2 of the form will be completed by the Personnel Department. This form is required for employment by the Immigration & Naturalization Service.

Employment at Interlink is at the mutual consent of the employee and the Company. Accordingly, either you or the Company can terminate the employment relationship at will, without cause.

Gloria, I believe that you and I and the rest of the management team at Interlink have a unique opportunity to build a great company. We have great customers, products, and people and you can help supply the missing ingredient: leadership. I look forward to working with you again.

Sincerely,

/s/ Charles Jepson

Charles Jepson
Chief Executive Officer

enclosures                                  ACCEPTED BY:

                                            /s/ Gloria Purdy
                                            -------------------------------
                                            Signature

                                            1-6-93
                                            -------------------------------
                                            Date